Exhibit 4.14

December 1, 2003

Reference is made to that certain Registration Rights Agreement dated as of March 29, 2000 by and among Perini Corporation, a Massachusetts corporation (the “Company”), Blum Capital Partners, L.P., a California limited partnership (“Blum”), PB Capital Partners, LP, a Delaware limited partnership (“PB Capital”), The Common Fund for Non-Profit Organizations, a New York non-profit corporation (“The Common Fund” and together with Blum and PB Capital, the “Blum Holders”), and the other parties thereto (the “Registration Rights Agreement”). Capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Registration Rights Agreement.

WHEREAS, pursuant to the Registration Rights Agreement, the Blum Holders collectively have the right to request one Demand Registration;

WHEREAS, pursuant to that certain letter dated September 10, 2003 from the Blum Holders to the Company, the Blum Holders have requested their one Demand Registration (the “Current Registration”);

WHEREAS, in order to facilitate an orderly sale of Registrable Securities by the Blum Holders pursuant to the Current Registration with minimum disruption to the market for the Company’s common stock, the Blum Holders have agreed to request registration of only a portion of the Registrable Securities held by them and, in consideration of such agreement, the Company has agreed to provide the Blum Holders with an additional demand registration right on the terms and conditions provided in this Agreement.

NOW THEREFORE, in consideration of the foregoing and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

At any time during the period commencing after the sale of Registrable Securities pursuant to the Current Registration and ending on the date on which the Blum Holders no longer hold any Registrable Securities, the Blum Holders may collectively request in writing that the Company file a Registration Statement under the Securities Act covering the registration of all or a portion of the Registrable Securities then held by the Blum Holders (a “Blum Registration”). The Blum Holders are entitled to only one Blum Registration under this Agreement. The parties hereto agree that their rights and obligations with respect to any Blum Registration will consist of those set forth in (i) Sections 2.2(a), 2.2(b), 2.2(d), 2.2(e) and 2.2(f) of the Registration Rights Agreement, which provisions are incorporated herein by reference (treating such Blum Registration as if it were a Demand Registration and treating the Blum Holders as Demand Holders) and (ii) the applicable provisions of Articles IV, V, VI and VII of the Registration Rights Agreement, which provisions are incorporated herein by reference. Further, the parties agree to the provisions (except for Sections 9.11, 9.12, 9.14 and 9.15(a)) contained in Article IX of the Registration Rights Agreement, which provisions are incorporated herein by reference.

The Blum Holders acknowledge and agree that (i) any exercise of the Blum Registration will give rise to piggyback registration rights under Section 2.3 of the Registration Rights Agreement and (ii) any Blum Registration to be effected on an underwritten basis will be subject to the cutback provisions contained in Section 3.1(b) of the Registration Rights Agreement.

This Agreement shall not become effective and the Blum Holders shall have no right to any Blum Registration unless and until the Registration Statement relating to the Current Registration has become effective and the Current Registration constitutes the Blum Holders’ one Demand Registration under the Registration Rights Agreement. If by March 31, 2004, either (i) the Registration Statement relating to the Current Registration has not become effective or (ii) the Blum Holders are not deemed to have exercised their one Demand Registration under the Registration Rights Agreement, then this Agreement shall terminate without becoming effective and shall be of no force or effect.

No provision of this Agreement may be amended or modified except by an instrument in writing signed by the Company and each of the Blum Holders. The parties represent and warrant to each other that this Agreement constitutes a valid and binding obligation of each party, has been appropriately authorized, and is enforceable in accordance with its terms.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.

PERINI CORPORATION

By:	/s/ ROBERT BAND

Name:	Robert Band
Title:	President

BLUM CAPITAL PARTNERS, L.P.

By:	Richard C. Blum & Associates, Inc., its general partner

By:	/s/ MURRAY A. INDICK

Name:	Murray A. Indick
Title:	Partner, General Counsel and Secretary

PB CAPITAL PARTNERS, LP

By:	Blum Capital Partners, L.P., its general partner

By:	Richard C. Blum & Associates, Inc., its general partner

By:	/s/ MURRAY A. INDICK

Name:	Murray A. Indick
Title:	Partner, General Counsel and Secretary

THE COMMON FUND FOR NON-PROFIT ORGANIZATIONS

By:	Blum Capital Partners, L.P., its investment advisor

By:	Richard C. Blum & Associates, Inc., its general partner

By:	/s/ MURRAY A. INDICK

Name:	Murray A. Indick
Title:	Partner, General Counsel and Secretary

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